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                                                                       EXHIBIT 5
                          Drinker Biddle & Reath LLP
                               One Logan Square
                     Philadelphia, Pennsylvania 19103-6996
                 Telephone: (215) 988-2700 Fax: (215) 988-2757


                              December 21, 1999


Mace Security International, Inc.
1000 Crawford Place, Suite 400
Mt. Laurel, New Jersey 08540

Ladies and Gentlemen:

          We have acted as counsel to Mace Security International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 15,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, issuable upon the exercise of options granted pursuant to the Company's 1999 Stock Option Plan (the "Plan").

          For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-laws, each as amended to date, the Plan, resolutions adopted by the Company's Board of Directors and such other agreements, instruments, documents and records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate.

          In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company.

          We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

          Based on the foregoing and in consideration of such questions of law as we have deemed relevant, we are of the opinion that Shares issued in accordance with the Plan and the respective Option Agreement thereunder will be validly issued, fully paid and nonassessable by the Company.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    /s/ Drinker Biddle & Reath LLP
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                                        DRINKER BIDDLE & REATH LLP